Exhibit 16.1


May 24, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated May 24, 2002 of Consolidated
Freightways Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/Arthur Andersen LLP
Arthur Andersen LLP


cc:  Robert E. Wrightson
     Executive Vice President and Chief Financial Officer
     Consolidated Freightways Corporation